[Letterhead of Cahill Gordon & Reindel LLP]

EXHIBIT 8 (212) 701-3000

November 15, 2007

General Electric Capital
   Corporation
260 Long Ridge Road
Stamford, CT 06927-1600

Re:	General Electric Capital Corporation
$2,500,000,000 6.375% Fixed to Floating Rate
USD Subordinated Debentures due 2067

Ladies and Gentlemen:

          We have acted as special U.S. federal income tax counsel to General Electric Capital Corporation, a Delaware corporation (“GE Capital”), in connection with its offering of $2,500,000,000 aggregate principal amount of 6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067 (the “Debentures”) pursuant to a registration statement on Form S-3 (No. 333-132807), as amended (the “Registration Statement”), filed with the Securities Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Debentures are being issued under an Indenture for Subordinated Debentures, dated as of September 1, 2006, between GE Capital and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Indenture”).

          In connection with our opinion, we have reviewed and relied upon (1) the Registration Statement; (2) the base prospectus dated November 6, 2007 (the “Base Prospectus”); (3) the prospectus supplement dated November 6, 2007 (the “Prospectus Supplement,” and collectively with the Base Prospectus, the “Prospectus”); (4) the Indenture; (5) the Underwriting Agreement, dated as of November 6, 2007, between GE Capital and Lehman Brothers Inc. (“Lehman”), on behalf of itself and the other Underwriters named therein (the “Underwriting Agreement”); (6) the Replacement Covenant, dated as of November 15, 2007, by GE Capital for the benefit of the holders of certain indebtedness of GE Capital (the “Replacement Covenant”); (7) the agreement between GE Capital and General Electric Company (“GE Company”), dated as of September 15, 2006, regarding Section 4.06 of the Indenture (the “Dividend Agreement”); (8) the agreement by GE Company to provide financial support to GE Capital, dated as of March 28, 1991 (the “Support Agreement”); (9) representation letters from GE Capital and Lehman dated as of the date hereof (the “Representation Letters”); (10) all pertinent attachments and exhibits to the foregoing; and (11) such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of our opinion.

          In rendering our opinion, we have assumed that (1) each of the Indenture, Underwriting Agreement, Replacement Covenant, Dividend Agreement, and Support Agreement (collectively, the “Financing Documents”) constitutes a legal, valid, and binding agreement enforceable against each party thereto (and by any third-party beneficiaries thereof) in accordance with its terms; (2) each of the statements and representations in the Representation Letters, without regard to any qualification as to knowledge or belief, are and will remain true, correct, and complete; (3) the factual information contained in the Prospectus and the Registration Statement, including the factual information incorporated therein by reference, is true, correct, and complete in all material respects as if made on the date hereof; (4) the ownership of the Debentures and the ownership of the common stock of GE Company will not be substantially proportional; (5) all obligations imposed on, or covenants agreed to, by the parties pursuant to the Financing Documents have been or will be performed or satisfied in accordance with their terms; and (6) the Debentures will be valid and legally enforceable as indebtedness under applicable New York law. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of any such copies.

          Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein:

          1.      We are of the opinion that, although the matter is not free from doubt, and there is no authority directly on point, the Debentures will be treated as indebtedness of GE Capital for U.S. federal income tax purposes.

          2.      To the extent that the discussion in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Consequences” contains statements of law or legal conclusions, such statements constitute the opinion of Cahill Gordon & Reindel LLP.

          Our opinion is based upon existing statutory, regulatory, and judicial authority as of the date hereof, any of which may be changed at any time with retroactive effect. Our opinion is limited in scope to the U.S. federal income tax matters specifically addressed herein, and is not binding on the Internal Revenue Service or a court of law. Further, our opinion is based solely on information provided and representations made to us, as well as the assumptions set forth above. Our opinion cannot be relied upon if any of such information, representations, or assumptions are, or later become, inaccurate, incorrect, or incomplete in any material respect.

          We consent to the filing of this opinion as Exhibit 8 to the Registration Statement, and to the use of our name under the headings “Certain U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP